UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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BAY BANKS OF VIRGINIA, INC.

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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April 8, 2019

Dear Fellow Stockholders:

You are cordially invited to attend the Annual Meeting of Stockholders of Bay Banks of Virginia, Inc. (the “Company”) on May 20, 2019, at 10:00 a.m., at the Commonwealth Club, 401 West Franklin Street, Richmond, Virginia.

The primary business of the meeting will be to (i) elect four Company directors for a term of three years each, two Company directors for a term of two years each and one Company director for a term of one year, (ii) approve, on a non-binding advisory basis, the Company’s named executive officer compensation as described in the accompanying proxy statement, (iii) approve, on a non-binding advisory basis, the frequency with which the Company will hold a stockholder vote to approve the Company’s named executive officer compensation in the future (iv) and ratify the appointment of Dixon Hughes Goodman LLP as the Company’s independent auditor for 2019. During the meeting, we also will report to you on the condition and performance of the Company and its subsidiaries, Virginia Commonwealth Bank and VCB Financial Group, Inc. You will have an opportunity to question management on matters that affect the interests of all stockholders.

We hope you can join us for the Annual Meeting on May 20. Whether or not you plan to attend, please complete, sign and date the enclosed proxy and return it promptly in the enclosed envelope. Alternatively, in order to make voting even easier, electronic and telephone voting is available. You will find instructions to vote via the Internet or by phone on your proxy card.

YOUR VOTE IS IMPORTANT

Thank you for your interest in the Company’s affairs. As always, we are most grateful for your continued support of Bay Banks of Virginia.

Sincerely,

C. Frank Scott, III	Randal R. Greene
Chairman of the Board	President and Chief Executive Officer

If you hold your shares through a broker, it is necessary for you to complete the voting instruction form that you receive from the broker in order for your vote to be counted. Your Vote is Important.

BAY BANKS OF VIRGINIA, INC.

1801 Bayberry Court, Suite 101

Richmond, Virginia 23226

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 20, 2019

To Our Stockholders:

The Annual Meeting of Stockholders of Bay Banks of Virginia, Inc. (the “Company”) will be held at the Commonwealth Club, 401 West Franklin Street, Richmond, Virginia, on May 20, 2019 at 10:00 a.m. for the following purposes:

1.	To elect four (4) Class III directors for terms of three years each, two (2) Class II directors for terms of two years each and one (1) Class I director for a term of one year;

2.	To approve, on a non-binding advisory basis, the Company’s named executive officer compensation as described in the accompanying proxy statement;

3.	To approve, on a non-binding advisory basis, the frequency with which the Company will hold a stockholder vote to approve the Company’s named executive officer compensation in the future;

4.	To ratify the appointment of Dixon Hughes Goodman LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2019; and

5.	To transact such other business as may properly come before the meeting or any adjournment thereof. Management knows of no other business to be brought before the meeting.

Only stockholders of record at the close of business on March 25, 2019 will be entitled to notice of and to vote at the Annual Meeting and any adjournments thereof.

By Order of the Board of Directors,

Pamela A. Varnier
Corporate Secretary

April 8, 2019

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:    A complete set of proxy materials relating to the Company’s Annual Meeting, including the Company’s proxy statement and annual report on Form 10-K for the year ended December 31, 2018, is available on the Internet. These materials may be found at http://www.baybanks.com.

PLEASE MARK, SIGN, DATE AND RETURN YOUR PROXY PROMPTLY, OR VOTE YOUR SHARES VIA THE INTERNET OR TELEPHONE.

BAY BANKS OF VIRGINIA, INC.

1801 Bayberry Court, Suite 101

Richmond, Virginia 23226

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

May 20, 2019

GENERAL

The enclosed proxy is solicited by the Board of Directors of Bay Banks of Virginia, Inc., the holding company for Virginia Commonwealth Bank and VCB Financial Group, Inc., for the Company’s Annual Meeting of Stockholders to be held on May 20, 2019 (the “Annual Meeting”), at the time and place and for the purposes set forth in the accompanying Notice of the Annual Meeting, or any adjournment thereof. The date of this Proxy Statement is April 8, 2019 and the approximate mailing date of this Proxy Statement and accompanying proxy is April 8, 2019.

In this Proxy Statement, we refer to Bay Banks of Virginia, Inc. and its subsidiaries as a combined entity as the “Company” unless the context requires otherwise or unless otherwise noted, and we refer to Virginia Commonwealth Bank as the “Bank.”

Business Items of the Annual Meeting

At the Annual Meeting, you will be asked to vote on the following proposals:

•	to elect four (4) Class III directors for terms of three years each, two (2) Class II directors for terms of two years each and one (1) Class I director for a term of one year (Proposal 1);

•	to approve, on a non-binding advisory basis, the Company’s named executive officer compensation as described in this Proxy Statement (Proposal 2);

•

to approve, on a non-binding advisory basis, the frequency with which the Company will hold a stockholder vote to approve the Company’s named executive officer compensation in the future (Proposal 3); and

•	to ratify the appointment of Dixon Hughes Goodman LLP (“DHG”) as the Company’s independent registered public accounting firm for the year ending December 31, 2019 (Proposal 4).

Stockholders will also be asked to vote on any other matters which may properly come before the Annual Meeting. Management knows of no other business to be brought before the meeting. However, if other matters do properly come before the Annual Meeting, the persons named in the enclosed proxy card possess discretionary authority to vote in accordance with their best judgment with respect to such other matters.

Recommendation of the Board of Directors

The Board of Directors of the Company recommends that you vote “FOR” the election of the director nominees named in this Proxy Statement, “FOR” the approval of the Company’s executive compensation as described in this Proxy Statement, “FOR” a “ONE YEAR” cycle with respect to the frequency of future advisory votes on the Company’s executive compensation and “FOR” the ratification of DHG as the Company’s independent auditors for 2019.

Record Date and Voting Rights of Stockholders

Only stockholders of record of the Company’s common stock at the close of business on March 25, 2019 are entitled to notice of and to vote at the Annual Meeting or any adjournments thereof. The number of shares of the

Company’s common stock outstanding and entitled to vote as of the close of business on March 25, 2019 was 13,313,537. The Company has no other class of stock outstanding. Each share of common stock entitles the record holder thereof to one vote upon each matter to be voted upon at the Annual Meeting.

Quorum

The presence of holders of at least sixty percent (60%) of the Company’s common stock entitled to vote at the Annual Meeting, in person or by proxy, will constitute a quorum for the transaction of business. Shares for which you have elected to abstain or to withhold the proxies’ authority to vote on a matter will count toward a quorum, but will not be included in determining the number of votes cast with respect to such matter. Shares held by a brokerage firm, bank, broker-dealer or similar organization that are voted on any matter are included in the quorum; if such shares are not voted on any matter they will not be included in determining whether a quorum is present.

Vote Required

Approval of each of the proposals at the Annual Meeting requires the affirmative vote of more than 60% of the shares represented at the Annual Meeting. With respect to Proposal 1, directors are elected by the affirmative vote of more than 60% of the shares represented at the Annual Meeting. With respect to Proposals 2 (advisory vote on executive compensation) and 4 (ratification of DHG), the proposals will be approved if more than 60% of the shares represented at the Annual Meeting vote for approval of such proposals. With respect to Proposal 3 (advisory vote on frequency of future advisory votes on executive compensation), the alternative receiving the greatest number of votes will be the frequency that stockholders approve.

Voting Shares Held in Accounts with Brokerage Firms and Similar Organizations

If your shares are held in an account with a brokerage firm, bank, broker-dealer or similar organization, then your shares are held in “street name.” The firm that holds your shares, or its nominee, is considered the registered stockholder for purposes of voting at the Annual Meeting, and you are considered the beneficial owner. As a beneficial owner, you have the right to direct the firm how to vote the shares held for you, and you must follow the instructions of that firm in order to vote your shares or to change a previously submitted voting instruction. If the firm does not receive instructions from you on how to vote your shares on a non-routine matter, that firm does not have the authority to vote on that matter with respect to your shares. Since you are not the registered owner, you may not vote the shares in person at the Annual Meeting unless you obtain a legal proxy from the firm that holds your shares giving you the right to vote shares registered in its name at the Annual Meeting. Please note that this legal proxy is different from the proxy card or voting instructions you generally receive in the mail. If you wish to vote your shares in person, please contact the firm holding your shares for a legal proxy.

Voting on Routine and Non-Routine Matters

If you own shares that are held in street name, and you do not provide the firm that holds the shares with specific voting instructions, then, under applicable rules, the firm that holds the shares may generally vote on “routine” matters but cannot vote on “non-routine” matters. If the firm that holds such shares does not receive instructions from you on how to vote your shares on a non-routine matter, that firm will inform the inspector of election of the Annual Meeting that it does not have the authority to vote on the matter with respect to the shares. This is generally referred to as a “broker non-vote.”

Proposals 1 (election of directors), 2 (advisory vote on executive compensation) and 3 (advisory vote on frequency of future advisory votes on executive compensation) in this Proxy Statement are matters that are considered non-routine under applicable rules. A broker or other nominee cannot vote without instructions on non-routine matters, and therefore broker non-votes may exist in connection with such proposals.

Proposal 4 (ratification of DHG) is considered a routine matter. A broker or other nominee generally may vote on routine matters, and therefore we expect no broker non-votes in connection with Proposal 4.

Revocation and Voting of Proxies

Execution or submission of a proxy will not affect a registered stockholder’s right to attend the Annual Meeting and vote in person. Any registered stockholder who has executed or submitted a proxy may revoke it by attending the Annual Meeting and voting in person. A registered stockholder may also revoke his or her proxy at any time before it is exercised by filing a written notice with the Corporate Secretary of the Company or by submitting a proxy bearing a later date. Proxies will extend to, and will be voted at, any adjourned session of the Annual Meeting.

If your shares are held in street name, please follow the instructions delivered with the notice from your bank or broker or contact them for instructions on how to change or revoke your vote.

How Shares will be Voted

Shares represented by proxies will be voted at the Annual Meeting as follows:

•	Properly Completed Proxies – Shares represented by a properly completed proxy that contains voting instructions will be voted in accordance with the voting instructions specified in the proxy.

•

Proxies Without Voting Instructions – Shares represented by proxies that are properly signed and dated or submitted via the Internet but which do not contain voting instructions will be voted in accordance with the Board of Directors’ recommendations set forth above.

•

Abstentions – We will count a properly executed or submitted proxy indicating “Abstain” for purposes of determining whether there is a quorum present at the Annual Meeting, but the shares represented by that proxy will not be voted at the Annual Meeting.

•

Broker Non-votes – Your broker may not vote your shares for you with respect to Proposals 1, 2 and 3, unless you provide instructions to your broker on how to vote them. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. If you do not do this, your broker may not vote your shares with respect to Proposals 1, 2 and 3 (a broker non-vote).

A properly submitted proxy indicating “withhold” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated. Abstentions and broker non-votes will have the same effect as a vote against a director in Proposal 1 (election of directors). A failure to vote will have no effect on the outcome of Proposal 1.

Abstentions and broker non-votes will have the same effect as a vote against Proposal 2 (advisory vote on executive compensation). A failure to vote will have no effect on the outcome of Proposal 2.

Abstentions, broker non-votes and failure to vote will have no effect on the outcome of Proposal 3 (advisory vote on frequency of future advisory votes on executive compensation).

Abstentions will have the same effect as a vote against Proposal 4 (ratification of DHG). We do not expect any broker non-votes in connection with Proposal 4. A failure to vote will have no effect on the outcome of Proposal 4.

Costs of Solicitation

The cost of solicitation of proxies will be borne by the Company. Solicitation is being made by mail, and if necessary may be made in person, by telephone or email, or special letter by officers and regular employees of the Company, acting without compensation other than regular compensation.

PROPOSAL 1 – ELECTION OF DIRECTORS

The Company’s Board of Directors is divided into three classes (I, II and III), and the term of office for the Class III directors will expire at the Annual Meeting. The current Class III directors are C. Dwight Clarke, Elizabeth H. Crowther, Larry C. Tucker, and James P. VanLandingham. Mr. Tucker, along with incumbent directors Lawrence N. Ashworth and James B. McNeer, will retire at the Annual Meeting pursuant to the age requirements set forth in the Company’s Bylaws. As a result, Mr. Tucker will not stand for re-election as a Class III director.

In September 2018, the Board of Directors appointed Vance H. Spilman as a director of the Company and has nominated him for election at the Annual Meeting as a Class III director. In addition, the Board of Directors has nominated John C. Hodges as a Class I director, Randoloph N. Reynolds, Jr. as a Class II director and D. Kyle Woolfolk, Jr. as a Class III director, each of whom will stand for election at the Annual Meeting. Messrs. Hodges, Reynolds and Woolfolk have served on the Board of Directors of Virginia Commonwealth Bank for 12 years, four years and three years, respectively.

If elected, Messrs. Clarke, Spilman and Woolfolk and Ms. Crowther will serve until the Annual Meeting of Stockholders in 2022, Messrs. Reynolds and VanLandingham will serve until the Annual Meeting of Stockholders in 2021 and Mr. Hodges will serve until the Annual Meeting of Stockholders in 2020, or in each case until their successors are duly elected and qualified.

The persons named in the proxy will vote for the election of the nominees named below unless authority is withheld. If, for any reason, the persons named as nominees should become unavailable to serve, an event that management does not anticipate, proxies will be voted for such other person as the Board of Directors may designate.

The following table provides certain biographical information with respect to each director and director nominee for election at the Annual Meeting. Information on the specific experience and qualifications that led the Board of Directors to conclude that each director or director nominee should serve as a director of the Company follows under “Board of Directors Information – Qualifications and Experiences of Directors and Nominees” beginning on page 6.

The Board of Directors recommends the nominees, as set forth below, for election. The Board of Directors recommends that stockholders vote FOR the nominees.

Name (Age)	Company Director Since	Principal Occupation During Past Five Years

Class III (Nominees to serve until the 2022 Meeting):

C. Dwight Clarke (56)	2013	Partner, Dehnert, Clarke & Co., P.C., Irvington, Virginia.

Elizabeth H. Crowther, Ed. D. (62)	2012	President of Rappahannock Community College, Warsaw, Virginia.

Vance H. Spilman (57)	2018	Chief Executive Officer, Leaf Spring Schools, Richmond, Virginia.

D. Kyle Woolfolk, Jr. (61)	2019	Managing Partner, Woolfolk Properties, LLC Richmond, Virginia.

Class II (Nominees to serve until the 2021 Meeting):

Randolph N. Reynolds, Jr. (54)	2019	Partner, Reynolds Development Company Richmond, Virginia.

Name (Age)	Company Director Since	Principal Occupation During Past Five Years

James P. VanLandingham (69)	2017	Retired President of Builders Supply Company, Petersburg, Virginia.

Class I (Nominee to serve until the 2020 Meeting):

John C. Hodges (47)	2019	Partner, Dunton, Simmons and Dunton White Stone, Virginia.

Incumbent Directors

Class I (Directors serving until the 2020 Meeting):

Richard A. Farmar, III (61)	2004	President, B. H. Baird Insurance Agency, Warsaw, Virginia.

Randal R. Greene (59)	2011	President and Chief Executive Officer of the Company; Chief Executive Officer of the Bank; President of the Bank from August 2011 until the merger of Virginia BanCorp, Inc. (“Virginia BanCorp”) with the Company in April 2017.

C. Frank Scott, III (68)	2017	Chairman of the Board of Directors of the Company; President of the Bank; Chairman of the Board of VCB Financial Group, Inc.; Chief Executive Officer of Virginia BanCorp from 2011 until its merger with the Company in April 2017.

Class II (Director to serve until the 2021 Meeting):

Julien G. Patterson (67)	2009	Founder and past Chairman of OMNIPLEX World Services Corporation, Chantilly, Virginia; past Chairman of the Virginia State Chamber of Commerce, Richmond, Virginia.

Directors Retiring at the Annual Meeting

Lawrence N. Ashworth (77)	2017	Retired from 36 year banking career as executive with regional and community banks.

James B. McNeer (79)	2017	Retired President of Richard Bland College, Petersburg, Virginia.

Larry C. Tucker (74)	2017	Retired automobile dealership executive, Petersburg, Virginia.

Board of Directors Information

Board Independence. The Company’s Board of Directors has determined that, except for Mr. Greene and Mr. Scott, each director is independent within the Nasdaq definition of “independent director.”

Board Meetings. Each director is expected to devote sufficient time, energy and attention to ensure diligent performance of the director’s duties, including attendance at meetings of the Board of Directors and its committees. During 2018, there were 13 meetings of the Board of Directors. Each incumbent director attended at least 75% of the aggregate number of meetings of the Board of Directors and its committees of which he or she was a member. Directors are encouraged to attend stockholders meetings, and all directors then serving attended the 2018 Annual Meeting of Stockholders.

There are no family relationships among any of the directors or among any directors and any executive officers. None of the directors serves as a director of any other publicly held company.

Leadership Structure. The positions of Chairman of the Board and Chief Executive Officer are held by separate persons. The Chief Executive Officer serves on the Board of Directors; however, his main focus is to provide leadership to the Company in accomplishing the directives established by the Board of Directors. In that role, Mr. Greene is responsible for the general administration, oversight, care and management of the business of the Company, as well as full authority over all officers, managers and employees. Historically, the Chairman of the Board has been an independent director. Following the merger of the Company with Virginia BanCorp, however, the Board of Directors determined that it is appropriate for Mr. Scott, current President of the Bank and former Chief Executive Officer of Virginia BanCorp, to serve as Chairman of the Board. In addition, the Board of Directors provides independent oversight of the Chief Executive Officer, directs the business and affairs of the Company for the benefit of its stockholders, and balances the interests of the Company’s diverse constituencies including stockholders, customers, employees and communities.

Qualifications and Experiences of Directors and Nominees.

C. Dwight Clarke is a Certified Public Accountant and Partner of Dehnert, Clarke & Co., P.C. Mr. Clarke has been associated with the firm since 1985 and has been a partner since June 1990. He works with clients throughout the Virginia counties of Lancaster, Northumberland, Middlesex and Mathews. Mr. Clarke is a member of the American Institute of CPAs and the Virginia Society of CPAs. He is a member, past President and Treasurer of the Kilmarnock-Irvington-White Stone Rotary Club and a board member and Treasurer of the Tidewater Foundation. Mr. Clarke is also a member of Rappahannock Westminster Canterbury Board of Directors in Irvington, Virginia, and a past board member and Treasurer for both the Lancaster County Chamber of Commerce and the Lancaster Community Library. Mr. Clarke graduated from Virginia Tech with a B.S. in Accounting.

Elizabeth H. Crowther, Ed. D. has served as President of Rappahannock Community College (“RCC”) since 2004. RCC is an institution providing high-quality educational experiences for members of the Northern Neck and Middle Peninsula communities in Virginia. Dr. Crowther is a member of the Boards of Directors of Mercy Bon Secours Richmond Health System, the Lilian Lumber Company and the Northern Neck Insurance Company. She is also on the Mary Washington regional GO Virginia Board. Dr. Crowther earned both a B.A. and M.A. degrees in English from Virginia Tech and received a Doctor of Education from the College of William & Mary.

Richard A. Farmar, III is President of B. H. Baird Insurance Agency. He has served as Chairman of the Board of Directors of the Bank since 2008. Mr. Farmar joined B. H. Baird Insurance Agency in 1979 and was named President in 1999. He has received the AAI (Accredited Advisor in Insurance) and CPCU (Chartered Property Casualty Underwriter) designations. Mr. Farmar has served as President of the Independent Insurance Agents of Virginia, and as a director of the Keystone Insurers Group and Virginia Financial Services Corporation. He is currently Chairman of the Board for Riverside Tappahannock Hospital, and has also served his community as president of the following organizations: the Warsaw Jaycees, the Warsaw Rotary Club and the George Washington National Memorial Association. Mr. Farmar is a graduate of Hampden-Sydney College with a B.A. in Government and Foreign Affairs.

Randal R. Greene is the President, Chief Executive Officer and Vice Chairman of the Company. He is also Vice Chairman and Chief Executive Officer of the Bank and Vice Chairman of VCB Financial Group, Inc. Mr. Greene previously served as President and Chief Executive Officer of the Bank from October 2011 to November 2017. He has 35 years of financial institution management experience. Prior to joining the Bank in October 2011, Mr. Greene served as the Founding President and Chief Executive Officer of State of Franklin Bank, headquartered in Johnson City, Tennessee, before its merger with North Carolina-based HomeTrust Bancshares, Inc. Mr. Greene began his banking career with SunTrust Bank and before starting State of Franklin Bank served as Senior Vice President, Middle Market Division Executive for Tennessee-based First American Bank. He has been awarded the Boy Scouts of America’s Outstanding Leadership Award and is currently a member of the Executive Board of the Capital Heart of Virginia Boy Scouts Council. Mr. Greene is a member of the Northern Neck Boys & Girls Club Board of Directors and formerly served on the Board of Directors of the

Rappahannock General Hospital Foundation. Mr. Greene received a B.B.A. from East Tennessee State University.

John C. Hodges is a Partner in the law firm of Dunton, Simmons & Dunton, LLP. Mr. Hodges has been a partner with the firm since 2001 and specializes in corporate law, representing approximately 600 commercial entities ranging from large commercial firms to local family-owned businesses. His community activities include providing pro bono legal services to the Youth Club of Lancaster County and charitable organizations throughout the Northern Neck and Middle Peninsula communities in Virginia. Mr. Hodges graduated from East Carolina University with a B.S. in Political Science and received his J.D. from the Widener School of Law.

Julien G. Patterson is past Chairman of the Board of Directors of OMNIPLEX World Services Corporation (“OMNIPLEX”), a company delivering protective security solutions to government agencies and corporations that he founded 30 years ago. OMNIPLEX currently employs approximately 3,500 men and women worldwide. Mr. Patterson’s security career began with the Central Intelligence Agency, and during his service he designed a wide variety of comprehensive and specialized security training programs, and led mobile training teams. He is a past Chairman of the Virginia Economic Development Partnership, the Virginia Chamber of Commerce, the Virginia Community College Foundation and Virginia FREE, and is a past trustee of the Virginia Foundation for Independent Colleges. Mr. Patterson also currently serves on the Board of Directors of Northern Neck Insurance Company. Mr. Patterson received his undergraduate and honorary doctorate degrees from Norfolk State University, and previously served on the university’s Board of Visitors.

Randolph N. Reynolds, Jr. is a Partner in Reynolds Development Company, a private real estate management and development company which specializes in commercial real estate. Mr. Reynolds previously served in numerous management roles for Reynolds Metals Company, both in Richmond and internationally. He currently serves on the Advisory Board of the Longwood College School of Business, the 1-800 Got Junk Virginia Advisory Board and the Henrico County Police Foundation Board, and has served as a member of the Board of Trustees for Collegiate School. Mr. Reynolds received a B.A. in Economics from the College of William & Mary.

C. Frank Scott, III has served as Chairman of the Board of Directors of the Company and President of the Bank since Virginia Bancorp’s merger with the Company in April 2017. He also serves as Chairman of VCB Financial Group, Inc. Prior to the merger, Mr. Scott was President and Chief Executive Officer of Virginia Bancorp and its subsidiary bank. He has over 30 years of financial institution management experience. Mr. Scott has served on the Board of Directors of the Bank and its predecessors since 1987. Mr. Scott joined Virginia Bancorp’s subsidiary bank in 1999 and in 2001 was promoted to Executive Vice President, with oversight responsibilities of the bank’s operations, corporate development and business strategy. He was promoted to President and Chief Operating Officer in 2008, followed by being appointed President and Chief Executive Officer in 2011. Mr. Scott is a past president of the Petersburg Lions Club, the Southside Virginia Association of Realtors and the Tri Cities Independent Insurance Agent’s Association. He is currently a member of the Board of Directors of the Appomattox Educational Foundation. Mr. Scott received his B.S. degree in Finance from Virginia Polytechnic Institute and State University (“Virginia Tech”) and his M.B.A. from the Charles F. Dolan School of Business at Fairfield University.

Vance H. Spilman has served as the Chief Executive Officer of LeafSpring Schools (“LeafSpring”) and its franchisor, Prism LLC, since June 2015. LeafSpring is a national chain of for-profit preschools which operates 12 schools in the U.S. and another 10 schools in mainland China. From July 2012 to May 2015, Mr. Spilman was President of SweetFrog Enterprises, LLC (“SweetFrog”), a national chain of over 300 frozen yogurt retail stores. Prior to joining SweetFrog, he was the Chief Financial Officer of the largest national Five Guy’s Burgers and Fries franchise. Mr. Spilman is a current or past board member of the Virginia Museum of Fine Arts (current chair of investment committee), the Jamestown/Yorktown Society, St. Catherine’s School, the Nature Conservancy and Theatre IV. Mr. Spilman received his B.A. and M.B.A. degrees from the University of Virginia.

James P. VanLandingham served as a director of Virginia BanCorp and its subsidiary bank from 2005 until Virginia Bancorp’s merger with the Company in April 2017. Prior to retirement, he was President of Builders Supply Company of Petersburg, Virginia. Mr. VanLandingham is a past chairman and treasurer of the Southern Building Material Association, which includes the states of North Carolina, South Carolina, Tennessee and Virginia. He serves on the board and is Treasurer of the Dinwiddie Industrial Development Authority, and is a board member of the Southside Virginia Emergency Crew, where he is a past president and treasurer. Mr. VanLandingham is a 40-year member and a past president of the Petersburg Rotary Club and is past president of the Petersburg Family YMCA. He also served multiple terms on the Richard Bland College Foundation Board. Mr. VanLandingham received his B.A. in Political Science from Old Dominion University.

D. Kyle Woolfolk, Jr. is the Managing Partner of Woolfolk Properties, LLC, a commercial property management firm and Woolfolk Medical Group, LLC, a healthcare real estate development firm. He also served as President of Woolfolk Construction, Inc., a commercial general construction firm headquartered in Richmond, Virginia, from 1991 to 2010. Mr. Woolfolk currently serves as Chairman of the Board of the Mercy Bon Secours-Richmond Healthcare Foundation-Atlantic Group, a member and past president of Midlothian Rotary, and a member and past chairman of the VCU Business School-Real Estate Circle of Excellence. He is past chairman of the Chesterfield Business Council and the Board of Managers – Midlothian Family YMCA, and was the Campaign Chairman for Richmond’s first Community Hospice House. Mr. Woolfolk attended the School of Architecture and Building Science at Auburn University.

Retiring Directors.

Lawrence N. Ashworth served as a director of Virginia BanCorp and its subsidiary bank from 2011 until Virginia Bancorp’s merger with the Company in April 2017. Prior to retirement, Mr. Ashworth had a 35-year banking career within regional and community banks, with executive and general management responsibilities for risk management on a corporate basis and revenue and profitability growth at the business unit level. Mr. Ashworth received an M.B.A. from the University of Richmond and B.B.A. in accounting and economics from Marshall University.

James B. McNeer served as a director of Virginia BanCorp and its subsidiary bank from 2005 until Virginia Bancorp’s merger with the Company in April 2017. Prior to his retirement, Dr. McNeer was the President of Richard Bland College for 16 years. He is the recipient of the Distinguished Alumni Award from Emory & Henry College, the Southern Christian Leadership Conference Award for Human Rights and the Army Commander’s Award for Public Service. Dr. McNeer received a B.A. from Emory & Henry College, an M.A. from West Virginia University and a Doctorate in Higher Education from the College of William & Mary.

Larry C. Tucker served as a director of Virginia BanCorp from 2001 and its subsidiary bank from 1994, in each case until Virginia Bancorp’s merger with the Company in April 2017. Mr. Tucker spent his career in the automobile business until 2006, at which time he sold his dealership and retired. He has served on the Board of Directors of The Cameron Foundation, including as its Chairman.

Board Involvement in Risk Oversight. Via the Enterprise Risk Committee, established in 2014, the Board of Directors oversees risk management to be reasonably certain that the Company’s risk management practices are consistent with Company strategy and functioning appropriately. The Enterprise Risk Committee directs management’s Enterprise Risk Management (“ERM”) program. The ERM program assesses six risk areas on a quarterly basis. These risk areas are credit, market, liquidity, operational, legal and compliance. Furthermore, the Board of Directors establishes standards for risk management by approving policies that address and mitigate the aforementioned risks, plus capital risk and fiduciary risk. The Audit Committee oversees financial, accounting and internal control risk management. The Board of Directors also monitors, reviews and reacts to risk through various reports presented by management, internal and external auditors, and regulatory examiners.

Board Committees

The Board of Directors of the Company has, among others, a standing Audit Committee, Compensation Committee and Nominating and Governance Committee.

Audit Committee. The Audit Committee currently consists of C. Dwight Clarke (Chairman), Lawrence N. Ashworth, Richard A. Farmar, III and James P. VanLandingham. All members of the Audit Committee meet the requirements for independence as set forth in the Nasdaq definition of “independent director” and meet the definition of an independent director as set forth in Rule 10A-3 of the Securities Exchange Act of 1934. The Board of Directors has determined that Mr. Clarke qualifies as an “audit committee financial expert” as defined by Securities and Exchange Commission (“SEC”) regulations. All Audit Committee members bring a diversity of financial knowledge and expertise and have extensive business backgrounds that the Board of Directors has determined are sufficient for the proper exercise of their duties on the Committee.

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the Company’s independent registered public accounting firm. Accordingly, the independent registered public accounting firm reports directly to the Audit Committee of the Company. It is the responsibility of the Audit Committee to select the Company’s independent registered public accounting firm, to approve the scope of the independent registered public accounting firm’s audits, and to review the reports of examination by the regulatory agencies, the independent registered public accounting firm and the internal auditor. The Committee regularly reports to the Board of Directors of the Company. The charter of the Audit Committee was attached as Exhibit A to the Company’s Proxy Statement for the 2018 Annual Meeting of Stockholders and is available upon request. To obtain a copy of the charter, please submit a written request to the Company’s Corporate Secretary at the address given in the “Stockholder Proposals” section in the Proxy Statement. The Audit Committee met 13 times during 2018.

Compensation Committee. The Compensation Committee currently consists of Larry C. Tucker (Chairman), Elizabeth H. Crowther, James B. McNeer and Julien G. Patterson. All members of the Compensation Committee meet the requirements for independence as set forth in the Nasdaq definition of “independent director.” As part of its responsibilities, the Committee acts on behalf of the Board of Directors in setting executive compensation policy and administering compensation plans; makes decisions or develops recommendations for the Board of Directors with respect to the compensation of the Company’s executive officers; recommends to the Board of Directors the amount of contributions to the retirement plans of the Company; and selects independent compensation consultants if needed. In the opinion of the Compensation Committee and the Board of Directors, the Company’s compensation programs, practices and policies do not encourage excessive or inappropriate risk taking and are not reasonably likely to have a material adverse effect on the Company. The charter of the Compensation Committee was attached as Exhibit B to the Company’s Proxy Statement for the 2018 Annual Meeting of Stockholders, and is available upon request. To obtain a copy of the charter, please submit a written request to the Company’s Corporate Secretary at the address given in the “Stockholder Proposals” section in this Proxy Statement. The Compensation Committee met three times during 2018.

Nominating and Governance Committee. During 2018, the Board of Directors established a Nominating and Governance Committee to advise the Board of Directors on the composition, organization and effectiveness of the Board of Directors and its committees and on other issues relating to the Company’s corporate governance. The Nominating and Governance Committee currently consists of Julien G. Patterson (Chairman), Elizabeth H. Crowther and Richard A. Farmar, III. All members of the Nominating and Governance Committee meet the requirements for independence as set forth in the Nasdaq definition of “independent director.” As part of its responsibilities, the Nominating and Governance Committee determines the qualifications, qualities, skills, expertise and other criteria required for selection of Board of Directors and committee members; identifies individuals qualified to become or be re-elected as Board members and considers candidates recommended by the Company’s stockholders; recommends nominees to the Board of Directors for election by the stockholders or appointment by the Board, as the case may be; reviews director independence; evaluates Board of Directors and committee composition; develops and reviews corporate governance guidelines and oversees corporate governance practices and procedures. The charter of the Nominating and Governance Committee is attached as Exhibit A to this Proxy Statement, and is available upon request. To obtain a copy of the charter, please submit a written request to the Company’s Corporate Secretary at the address given in the “Stockholder Proposals” section in this Proxy Statement. The Nominating and Governance Committee met two times during 2018.

In accordance with the Company’s Bylaws, nominations for the election of directors shall be made by the Board of Directors or by any stockholder entitled to vote in the election of directors generally. However, any stockholder entitled to vote in the election of directors generally may nominate one or more persons for election as director(s) at a meeting only if written notice of such stockholder’s intent to make such nomination or nominations has been given, either by personal delivery or by U.S. mail, postage prepaid, to the Secretary of the Company not later than (i) with respect to an election to be held at an annual meeting of stockholders, 120 days prior to the date of the anniversary of the immediately preceding annual meeting, and (ii) with respect to an election to be held at a special meeting of stockholders for the election of directors, the close of business on the seventh day following the date on which notice of such meeting is first given to stockholders. Each notice shall set forth: (a) the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated; (b) a representation that the stockholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; (d) such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC, had the nominee been nominated, or intended to be nominated, by the Board of Directors; and (e) the consent of each nominee to serve as director of the Company if so elected. The Chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure. The above procedures are in addition to the procedures regarding inclusion of stockholder proposals in proxy materials set forth in “Stockholder Proposals” in this Proxy Statement.

Qualifications for consideration as a director nominee may vary according to the particular areas of expertise being sought as a complement to the existing Board composition. High-level leadership experience in business activities, breadth of knowledge about issues affecting the Company and time available for meetings and consultation on Company matters are among the initial criteria the Nominating and Governance Committee looks for in a candidate. Although the Company has not adopted a formal policy relating to Board diversity, the Nominating and Governance Committee seeks a diverse group of candidates who possess the background, skills and expertise to make a significant contribution to the Board of Directors, to the Company and to its stockholders. The Nominating and Governance Committee, along with the other Board members as appropriate, evaluate potential nominees, whether proposed by stockholders or otherwise, by reviewing their qualifications, reviewing results of personal and reference interviews, and reviewing other relevant information. The Nominating Committee considers candidates recommended by a stockholder of the Company on the same basis as other potential nominees. Consideration is made of a candidate’s ability to complement the existing Board of Directors, and the Board of Directors’ need for operational, management, financial, technological or other expertise, as well as geographical representation within the Company’s market areas. Other factors, such as a candidate’s race, gender, or national origin, are considered if all other qualifications are met. The Nominating and Governance Committee selects and recommends candidates to the full Board of Directors for nomination as directors for stockholders to consider and vote upon at an annual meeting.

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

The following provides certain biographical information with respect to each executive officer of the Company who is not a director.

C. Rodes Boyd, Jr., 62, has served as Executive Vice President of the Company and Executive Vice President and Chief Lending Officer of the Bank since April 2017. Previously, he had served as Executive Vice President and Chief Banking Officer of Virginia Commonwealth Bank since July 2012. Mr. Boyd joined Virginia Commonwealth Bank in April 2011 as Executive Vice President and Chief Credit Officer, a role he served in until July 2012. Prior to joining Virginia Commonwealth Bank, Mr. Boyd was a Vice President in Commercial Banking with The Bank of Richmond and Gateway Bank from 2002 until 2009, and was the Richmond Market President for the Bank of Hampton Roads from March 2009 through December 2010. Mr. Boyd is currently serving a two year term as Chairman of the Lending Executive Committee for the Virginia Bankers Association.

Judy C. Gavant, 59, has served as Executive Vice President and Chief Financial Officer of the Company and the Bank since March 2018. She has over 36 years of experience in accounting, taxation, finance, and mergers and acquisitions, and most recently served as Senior Vice President, Controller and Chief Accounting Officer of Xenith Bankshares, Inc. (“Xenith”), a publicly-traded bank holding company, from July 2016 until it merged with Union Bankshares Corporation on January 1, 2018. She was Senior Vice President, Controller and Principal Accounting Officer of Xenith from August 2010 until July 2016. Prior to joining Xenith in 2010, Ms. Gavant held a variety of positions with Owens & Minor, Inc., Tredegar Corporation and Dominion Energy, Inc., all publicly-traded companies, and PricewaterhouseCoopers LLP. Ms. Gavant is a Certified Public Accountant.

Douglas F. Jenkins, Jr., 59, has served as Executive Vice President of the Bank since December 2011 and of the Company since May 2014. He currently serves as Chief Banking Officer of the Bank. Mr. Jenkins was Senior Vice President of the Bank from December 2009 until December 2011 and served as Senior Lending Officer from May 2008 until April 2013. He also served as Retail Delivery Administrator of the Bank from June 2011 until April 2013. Prior to joining the Bank in 2006 as a Business Development Officer, Mr. Jenkins was a Vice President at SunTrust Bank, where he was a member of its Financial Institutions Group.

Eric F. Nost, 62, has served as President and Chief Executive Officer of VCB Financial Group, Inc. since March 2017. Prior to joining the Company, he served as President of C&F Wealth Management, Inc., based in West Point, Virginia for 22 years. Mr. Nost began his career in the financial services industry in 1983 with the former Richmond, Virginia based Wheat, First Securities, Inc. (now part of Wells Fargo) where he served for nine years as Vice President/Investment Officer. Mr. Nost is a Certified Financial Planner.

DIRECTOR COMPENSATION

In 2018, directors of the Company received a $12,500 annual cash retainer, with the exception of the Chairman, who received a $17,500 annual cash retainer. They also received an equity retainer equivalent to $12,494, or approximately 1,262 shares of the Company’s common stock valued at $9.90 per share on the grant date. Audit Committee members receive a $3,000 annual retainer ($6,000 for the Audit Committee Chair). Compensation Committee members receive a $1,000 annual retainer ($2,000 for the Compensation Committee Chair). ERM Committee members receive a $1,000 annual retainer ($2,000 for the ERM Committee Chair). Nominating and Governing Committee members receive a $3,000 annual retainer ($6,000 for the Nominating and Governing Committee Chair). During March 2018, directors of the Company also received $500 for each Board meeting attended and $300 for each Audit Committee meeting attended due to the high number of meetings that month. In addition, certain directors also served on subsidiary boards and received a cash retainer of $7,000 ($12,000 for the Chairman of such subsidiary boards), plus $500 for each subsidiary board meeting attended and $300 for each subsidiary board committee meeting attended.

The Company has a nonqualified Directors Deferred Compensation Plan which allows for the deferral of pre-tax income associated with the payment of cash fees and retainers. Directors may elect to defer all or a portion of their cash director fees and retainers under this plan. Amounts deferred pursuant to the plan can be invested in various mutual funds, with the portfolio composition up to the discretion of the director. Amounts under the plan will be paid following a distributable event. A distributable event includes termination of service as a director or a specific date without regard to continued service as a director. Distributions can be received either as a lump-sum payment or in substantially equal payments over a period of not more than 20 years.

The following table presents compensation information on the non-employee directors of the Company for 2018. Such information includes fees and retainers received for service on the boards of directors of the Company’s subsidiaries. Board compensation information regarding Mr. Greene and Mr. Scott, who also are executive officers of the Company, is presented in the Summary Compensation Table in the “Executive Compensation” section of this Proxy Statement.

2018 Director Compensation

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)	Option Awards(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(3)	Total
Lawrence N. Ashworth	$44,675	$12,494	$—	$—	$57,169
C. Dwight Clarke	44,375	12,494	—	—	56,869
Elizabeth H. Crowther	38,375	12,494	—	—	50,869
Richard A. Farmar, III	52,875	12,494	—	—	65,369
James B. McNeer	23,675	12,494	—	—	36,169
Julien G. Patterson	28,875	12,494	—	—	41,369
Vance H. Spillman	27,675	6,248	—	—	33,923
Larry C. Tucker	41,625	12,494	—	—	54,119
James P. VanLandingham	43,675	12,494	—	—	56,169

(1)	Includes fees and retainers earned and deferred under the Directors Deferred Compensation Plan previously described.
(2)

The amounts reported reflect the aggregate grant date fair value of the awards computed in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718, Compensation—Stock Compensation. Assumptions used to calculate the value can be found in Note 17 in the Notes to the Company’s consolidated financial statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018.

(3)

During 2018, Mr. Farmar’s unrealized investment losses under the Directors Deferred Compensation Plan were $110,831. No director listed in the table above has a pension account with the Company or its subsidiaries.

COMMON STOCK OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides, as of March 25, 2019, certain information with respect to the beneficial ownership of the Company’s common stock for (i) the directors and director nominees of the Company, (ii) each executive officer named in the Summary Compensation Table in the “Executive Compensation” section of this Proxy Statement, (iii) all directors, director nominees and executive officers of the Company as a group, and (iv) each stockholder known by the Company to own beneficially more than 5% of the Company’s common stock. Unless otherwise noted, the address for each of the following is 1801 Bayberry Court, Suite 101, Richmond, Virginia 23226.

Name	Amount and Nature of Beneficial Ownership (1)			Percent of Class
Executive Officers and Directors:
Lawrence N. Ashworth	4,603	(2	) (3)	*
C. Dwight Clarke	14,452	(2	) (3)	*
Elizabeth H. Crowther	5,982	(3)		*
Richard A. Farmar, III	60,864	(2	) (3)	*
Randal R. Greene	126,954	(3	) (4)	*
John C. Hodges	9,942	(2	) (3)	*
Douglas F. Jenkins	70,692	(3	) (4)	*
James B. McNeer	8,377	(2	) (3)	*
Julien G. Patterson	356,268	(2	) (3)	2.70%
Randolph N. Reynolds, Jr.	11,500	(3)		*
C. Frank Scott, III	237,557	(2	) (3) (4)	1.80%
Vance H. Spilman	15,262	(3)		*
Larry C. Tucker	78,441	(2	) (3)	*
James P. VanLandingham	13,120	(3)		*
D. Kyle Woolfolk, Jr.	25,860	(3)		*
All directors, director nominees and executive officers as a group (18 persons)	1,085,767	(5)		8.15%

5% Stockholders:
Maltese Capital Management LLC	869,829	(6)		6.59%
EJF Capital LLC	860,797	(7)		6.52%
Bay Banks of Virginia, Inc. Employee Stock Ownership Plan	758,776	(8)		5.75%
JCSD Capital, LLC	696,683	(9)		5.28%

*	Represents less than 1% of Company common stock.
(1)

For purposes of this table, beneficial ownership has been determined in accordance with the provisions of Rule 13d-3 of the Securities Exchange Act of 1934 under which, in general, a person is deemed to be the beneficial owner of a security if he or she has or shares the power to vote or direct the voting of the security or the power to dispose of or direct the disposition of the security, or if he or she has the right to acquire beneficial ownership of the security within 60 days.

(2)

Includes shares held by affiliated corporations, close relatives and children, and shares held jointly with spouses or as custodians or trustees, as follows: Mr. Ashworth, 1,181 shares; Mr. Clarke, 1,000 shares; Mr. Farmar, 2,186 shares; Mr. Hodges, 612 shares, Dr. McNeer, 4,789 shares; Mr. Patterson, 355,689 shares; Mr. Scott, 164,996 shares; and Mr. Tucker, 58,209 shares.

(3)

Includes shares that may be acquired pursuant to currently exercisable stock options granted under the Company’s equity compensation plans as follows: Mr. Ashworth, 1,079 shares; Mr. Clarke, 5,140 shares; Dr. Crowther, 579 shares; Mr. Farmar, 12,140 shares; Mr. Greene, 40,579 shares; Mr. Hodges, 5,061 shares; Mr. Jenkins, 26,001 shares; Dr. McNeer, 1,079 shares; Mr. Patterson, 579 shares; Mr. Reynolds, 500 shares;

Mr. Scott, 11,579 shares; Mr. Spillman, 500 shares; Mr. Tucker, 579 shares; Mr. VanLandingham, 1,079 shares; and Mr. Woolfolk, 500 shares.
(4)	Includes shares held in the Company’s Employee Stock Ownership Plan, as follows: Mr. Greene, 661 shares; Mr. Jenkins, 2,078 shares; and Mr. Scott, 44,207 shares.
(5)

Includes 116,474 shares that may be acquired pursuant to currently exercisable stock options granted under the Company’s equity compensation plans, and 64,676 shares held in the Company’s Employee Stock Ownership Plan.

(6)

According to a Schedule 13G filed with the SEC on February 11, 2019, each of Maltese Capital Management LLC, by reason of its position as an investment advisor, and Terry Maltese, as managing member of Maltese Capital Management LLC, reported that, as of December 31, 2018, it had shared voting and dispositive power over 869,829 shares of the Company’s common stock. The address of the principal business offices of each of Maltese Capital Management LLC and Mr. Maltese is 150 East 52nd Street, 30th Floor, New York, New York 10022.

(7)

According to a Schedule 13G/A filed with the SEC on February 13, 2019, each of (i) EJF Capital LLC (“EJF Capital”), (ii) Emmanuel J. Friedman, and (iii) EJF Sidecar Fund, Series LLC – Small Financial Equities Series (“EJF Sidecar”) reported that, as of December 31, 2018, it had shared voting and dispositive power over 860,797 shares of the Company’s common stock. EJF Capital is the managing member of EJF Sidecar, and Mr. Friedman is the controlling member of EJF Capital. The address of the principal business offices of each of EJF Capital, Mr. Friedman, and EJF Sidecar is 2107 Wilson Boulevard, Suite 410, Arlington, Virginia 22201.

(8)

Includes shares held in the Company’s Employee Stock Ownership Plan. Randal R. Greene, C. Frank Scott, III, Douglas F. Jenkins, Jr., Judy C. Gavant, Eric F. Nost and Peggy G. George each serve as Trustees for the plan with shared power to direct the voting and disposition of such shares in certain situations.

(9)

According to a Schedule 13G filed with the SEC on February 14, 2019, JCSD Capital, LLC reported that, as of December 31, 2018, it had sole voting and dispositive power over 696,683 shares of the Company’s common stock. The address of the principal business office of JCSD Capital, LLC is 1676 N. California Boulevard, #630, Walnut Creek, California 94596.

EXECUTIVE COMPENSATION

The following table provides information on the total compensation paid to or earned by the Company’s executive officers for the years indicated below (the “named executive officers”). No officer receives compensation directly from the Company, and all compensation is paid through the Company’s subsidiaries.

Summary Compensation Table

Name	Year	Salary	Bonus (1)	Stock Awards (2)	Option Awards (2)	Non-Equity Incentive Plan Compensation (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (4)	All Other Compensation (5)(6)	Total
Randal R. Greene	2018	$352,500	$—	$122,493	$—	$—	$—	$125,580	$600,573
President & CEO	2017	323,319	17,613	—	15,816	102,000	12,992	107,742	579,482

C. Frank Scott, III (7)	2018	$244,000	$—	$74,498	$—	$—	$—	$94,890	$413,388
President of the Bank	2017	175,919	—	—	17,544	60,000	—	51,760	305,223

Douglas F. Jenkins, Jr.	2018	$240,000	$—	$48,995	$—	$—	$—	$34,818	$323,813
Executive Vice President	2017	229,306	7,714	—	11,213	58,750	10,342	34,446	351,771

(1)	For 2017, represents management incentive bonus amounts subject to completion of the merger between the Company and Virginia BanCorp and paid in 2017.
(2)

The amounts reported reflect the aggregate grant date fair value of the awards computed in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718, Compensation—Stock Compensation. Assumptions used to calculate the value can be found in Note 17 in the Notes to the Company’s consolidated financial statements contained in Item 8 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2018. Of this amount, $12,493 for Mr. Greene and $12,493 for Mr. Scott represent awards made in connection with their service on the Company’s Board of Directors.

(3)	Consists of cash bonus payments made to the officer in April 2018 under the Company’s annual incentive plan for 2017 performance.
(4)

Amounts shown reflect the change in cash value of the executive’s pension plan account and/or the change in the actuarial fair value of the executive’s deferred compensation under the executive’s deferred compensation plan account, and consists of, for 2018: (i) for Mr. Greene, $492 accrued on his behalf under the pension plan and a loss of $40,808 under the deferred compensation plan; and (ii) for Mr. Jenkins, $1,773 accrued on his behalf under the pension plan and a loss of $5,504 under the deferred compensation plan. See “Benefit Plans—Pension Plan” and “Benefit Plans—Deferred Compensation Plan” below.

(5)

Consists of, for 2018: (i) for Mr. Greene, $11,000 accrued on his behalf under the 401(k) Plan, $1,123 accrued on his behalf for life insurance, Company contributions of $55,901 to the Company’s deferred compensation plan, $1,156 for personal use of a company vehicle, $13,400 related to relocation, and $43,000 in fees for service on the Board of Directors of the Company and the Bank; (ii) for Mr. Scott, $7,840 accrued on his behalf under the 401(k) Plan, $956 accrued on his behalf for life insurance, Company contributions of $29,747 to the Company’s deferred compensation plan, $3,847 for personal use of a company vehicle and $52,500 in fees for service on the Board of Directors of the Company and the Bank; and (iii) for Mr. Jenkins, $6,658 accrued on his behalf under the 401(k) Plan, $821 accrued on his behalf for life insurance, Company contributions of $24,421 to the Company’s deferred compensation plan, and $2,918 for personal use of a company vehicle.

(6)

Perquisites included the use of Company-owned vehicles for Messrs. Greene, Scott and Jenkins. The aggregate incremental cost to the Company for all other perquisites was less than $10,000 and therefore is not included.

(7)	Mr. Scott’s 2017 salary reflects the salary received by him beginning after the merger between the Company and Virginia BanCorp in April 2017.

Executive Compensation Overview

The Compensation Committee is governed by a Compensation Committee Charter which outlines the organization and responsibilities of the Compensation Committee. In general, the Compensation Committee’s philosophy and strategy, as part of the Company’s mission to provide outstanding banking service to its community and to increase stockholder value, is to provide a comprehensive total compensation program that allows the Company to attract, retain and reward skilled and motivated key executives who are essential to the

Company’s business plan. The Compensation Committee intends to have a total compensation program that is generally consistent with the Company’s identified industry peers and is designed to reward key executives for achieving operational and financial goals with a view to long-term success and rewards for the Company’s stockholders.

At the discretion of the Compensation Committee and, where appropriate, the Company’s Board of Directors:

•

The Company’s executive compensation programs may be benchmarked to an industry-specific peer group of financial services organizations in Virginia and surrounding areas and, where appropriate, to standardized financial services survey data. Compensation comparability may be determined using, among other criteria, asset size, earnings, location, organizational structure, number of employees, market capitalization and service offerings.

•	The Company’s annual incentive plan(s) should provide each participant with target incentive awards that generally track short-term individual goals, as well as performance results for the Company.

•

The Compensation Committee believes that meaningful equity participation in the Company by key executives helps align their interests with those of other stockholders. When appropriate, key executives may be eligible to participate in the Company’s long-term equity program. Among other things, company and individual performance may be considered when determining the size, frequency and vesting of stock grants. Grants may be in the form of options, stock, or restricted stock awards.

•

When appropriate, executives may be selected to participate in the Company’s supplemental and/or perquisite programs. Among other things, consideration may be dependent on comparable data, retention value of the executive and cost to the Company.

•	Contractual arrangements between the Company and individual executives may be provided at the discretion of the Compensation Committee.

•

The Compensation Committee is charged with creating an equitable compensation program that is in the best interests of stockholders and aligns executive compensation opportunity to the short- and long-term financial success of the Company.

Elements of Compensation

For 2018, the principal components of compensation for the Company’s executive officers were base salary, restricted stock awards and performance-based incentive compensation in the form of cash.

These and other elements of compensation are described below and are detailed in the Summary Compensation Table.

Review of Compensation

During 2018, the Compensation Committee used a peer group of 17 banks and bank holding companies based in Virginia, contiguous states and South Carolina for benchmarking compensation. The peer group was modified from prior years to take into account the Company’s changed asset size and complexity resulting from the Virginia BanCorp merger. The Compensation Committee reviews an executive compensation analysis annually, which compares the Company’s practices (and Company performance) to those institutions in a peer group as a reference when setting compensation.

The Compensation Committee reviews the compensation for the President and Chief Executive Officer on an annual basis, taking into account, among other things, the Company’s executive compensation philosophy and strategy, the information it receives from any outside sources (including the peer group analysis) and the performance of the Company during the review period.

The Compensation Committee then recommends to the full Board of Directors the compensation for the President and Chief Executive Officer for review, discussion, revision if requested, and approval. Compensation for executive officers other than the President and Chief Executive Officer is recommended to the Compensation Committee by the President and Chief Executive Officer on an annual basis. The President and Chief Executive Officer takes into account substantially the same information as the Compensation Committee does when setting the President and Chief Executive Officer’s compensation. The Compensation Committee reviews these recommendations and has the authority to revise the proposed compensation, and approve and finalize such executive officers’ compensation.

Role of Compensation Consultant

During 2018, the Compensation Committee retained the services of Pearl Meyer & Partners, LLC (“Pearl Meyer”), an independent third-party executive compensation consulting firm, to provide consulting services with respect to the Company’s executive compensation program. The services included developing the custom peer group, assessing the Company’s compensation components compared to survey and peer group proxy data and recommending total compensation opportunity guidelines. Pearl Meyer reported directly to the Compensation Committee and provided no other services to the Company other than acting as an executive compensation consultant.

Base Salary

The Company’s executive compensation program has substantially relied on base salary as its primary component. Base salary is paid to recognize the day-to-day duties and responsibilities of the Company’s executive officers. Individual base salary determinations involve consideration of market competitiveness, incumbent qualifications, performance and service longevity. Effective July 1, 2018, the named executive officers received merit increase adjustments. The base salaries for 2018 after these adjustments were:

Name	Title	Base Salary
Randal R. Greene	President and Chief Executive Officer of the Company; Chief Executive Officer of the Bank	$365,000

C. Frank Scott, III	President of the Bank	$248,000

Douglas F. Jenkins, Jr.	Executive Vice President of the Company and the Bank	$245,000

Incentive Compensation

The Company’s incentive compensation consists of a short-term performance-based cash incentive plan that generally includes measurable objectives for each of the Company’s executive officers. For 2018, a performance-based cash incentive plan was approved by the Compensation Committee that established measurable objectives based on pre-tax net income of the Company and certain individual goals for each of the Company’s executive officers. For 2018, the Compensation Committee determined that cash bonus opportunities, expressed as a percentage of annual salary, for the named executive officers would range from 30% (Mr. Greene and Mr. Scott) to 25% (Mr. Jenkins). The Company did not meet the performance objectives for 2018 and, as a result, no performance awards were made to the named executive officers.

Equity Compensation Plans

The Company’s current equity compensation plan, the Bay Banks of Virginia, Inc. 2013 Stock Incentive Plan (“2013 Plan”), was adopted by the Company’s Board of Directors on February 21, 2013 and was approved by stockholders on May 20, 2013 at the Company’s 2013 Annual Meeting. The 2013 Plan makes available up to

385,000 shares of common stock for granting stock options in the form of incentive stock options and non-statutory stock options, restricted stock awards and other stock-based awards to employees and directors of the Company and its subsidiaries. The 2013 Plan superseded and replaced the Company’s 2003 Incentive Stock Option Plan and 2008 Non-Employee Directors Stock Option Plan.

The purpose of the 2013 Plan is to further the long-term stability and financial success of the Company by attracting and retaining employees and directors through the use of stock incentives. The Company believes that ownership of its common stock will stimulate the efforts of those persons upon whose judgment, interest and efforts the Company is and will be largely dependent for the successful conduct of its business, and will further the identification of those persons’ interests with the interests of the Company’s stockholders.

The 2013 Plan is administered by the Compensation Committee, which has the power to select plan participants and to grant stock options, restricted stock awards and other-stock based awards on terms the Compensation Committee considers appropriate, including based on performance. In addition, the Compensation Committee has the authority to interpret the plan, to adopt, amend, or waive rules or regulations for the plan’s administration, and to make all other determinations for administration of the plan. For 2018, each of the named executive officers were granted performance stock awards that vest based on return on average assets over a three-year period, as well as restricted stock awards that vest ratably over three years. Mr. Greene was granted performance stock awards for 5,555 shares of common stock and 5,556 restricted stock awards, Mr. Scott was granted performance stock awards for 3,131 shares of common stock and 3,132 restricted stock awards and Mr. Jenkins was granted performance stock awards for 2,474 shares of common stock and 2,475 restricted stock awards.

Under the 2013 Plan, of the 385,000 shares authorized, 145,854 shares were available for granting purposes as of December 31, 2018. Options were outstanding and exercisable for 214,271 shares as of December 31, 2018 under the 2013 Plan and expired stock option plans.

The following table presents certain information on the unexercised stock options and unvested restricted stock held by the named executive officers as of December 31, 2018.

Outstanding Equity Awards at Fiscal Year End

		Option Awards					Stock Awards
Name	Year of Award	Number of Securities Underlying Unexercised Options Exercisable (1)	Number of Securities Underlying Unexercised Options Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested(2)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(2)(4)
Randal R. Greene	2018	—	—	—	$—	—	5,556	$40,837	5,555	$40,829
	2017	10,579	—	—	10.35	12/7/2027	—	—	—	—
	2016	5,000			7.74	12/15/2026	—	—	—	—
	2015	5,000	—	—	5.75	12/10/2025	—	—	—	—
	2013	15,000	—	—	5.25	2/21/2023	—	—	—	—
	2011	5,000	—	—	3.20	10/6/2021	—	—	—	—
C. Frank Scott, III	2018	—	—	—	$—	—	3,132	$23,020	3,131	$23,013
	2017	10,579	—	—	10.35	12/7/2027	—	—	—	—
	2017	1,000	—	—	9.00	4/20/2027	—	—	—	—
Douglas F. Jenkins, Jr.	2018	—	—	—	$—	—	2,475	$18,191	2,474	$18,184
	2017	7,500	—	—	10.35	12/7/2027	—	—	—	—
	2016	2,500	—	—	7.74	12/15/2026	—	—	—	—
	2015	2,500	—	—	5.75	12/10/2025	—	—	—	—
	2013	10,000	—	—	5.25	2/24/2023	—	—	—	—
	2011	2,000	—	—	4.85	3/22/2021	—	—	—	—
	2010	1,014	—	—	5.43	6/3/2020	—	—	—	—
	2009	487	—	—	7.40	4/29/2019	—	—	—	—

(1)	All stock options have vested and are exercisable.
(2)	Market value is calculated by multiplying the number of shares not vested at December 31, 2018 by the closing price of the Company’s stock on that date.
(3)	Consists of restricted shares granted under the 2013 Plan that vest ratably over a three year period on the anniversary date of the award.
(4)	Consists of restricted shares granted under the 2013 Plan that vest upon attainment of a Company performance measure over a period ending three years after the year of the award.

Employment Agreement and Change in Control Arrangements

On November 2, 2016, the Company entered into new employment agreements with Randal R. Greene and Douglas F. Jenkins, Jr., effective on that date. Also on November 2, 2016, the Company entered into an employment agreement with C. Frank Scott, III that became effective upon consummation of the merger with Virginia BanCorp in April 2017.

Employment Agreement with Randal R. Greene. Under the terms of the employment agreement with Mr. Greene, dated November 2, 2016, Mr. Greene is employed as President and Chief Executive Officer of the Company and Chief Executive Officer of the Bank. The term of Mr. Greene’s agreement commenced on November 2, 2016 and will expire on November 2, 2019, unless earlier terminated or extended as provided therein. Beginning on the first anniversary of his agreement and on each anniversary thereafter, the term will be extended an additional year, unless either party gives at least three months prior notice to the other.

Mr. Greene receives a base salary of not less than $281,800 and may receive base salary increases and incentive, bonus compensation or other compensation in the amounts determined by the Board of Directors of the Bank. Mr. Greene also is eligible to participate in the Company’s long-term and short-term incentive plans, with a maximum annual incentive compensation of 25% of his base salary, and in cash and non-cash employee benefit plans and is provided with use of a bank-owned automobile and reimbursement for country club membership and fees and certain expenses.

Mr. Greene’s agreement also provides for the termination of his employment at any time by the Company for other than “Cause” or by Mr. Greene for “Good Reason” (as those terms are defined in his agreement). Upon termination under either of these circumstances and provided that Mr. Greene releases and waives his claims against the Company as provided in his agreement, Mr. Greene will be entitled to the following:

•

an amount equal to the greater of (i) a monthly amount equal to one-twelfth of his annual base salary in each month for the remainder of the term of his agreement, or (ii) a monthly amount equal to one-twelfth of his annual base salary for a period of one year;

•	any bonus or other short-term incentive compensation earned, but not yet paid, for the year prior to the year in which his employment terminates; and

•

if Mr. Greene so elects, continued participation in the Company’s group health and dental plans for the period in which payments are made above and payment by the Company of its portion of premiums in effect at the date of termination.

If within one year after a Change in Control (as defined in his agreement), Mr. Greene’s employment is terminated without Cause or if he resigns for Good Reason, Mr. Greene will be entitled to receive a lump sum cash payment equal to 2.99 times the sum of his base salary and most recent annual bonus (in each case, as of the date of termination or, if greater, as of the Change in Control) and continued participation in benefit plans as described above for a period of two years.

Mr. Greene also will be subject, in certain circumstances, to non-competition and non-solicitation restrictions for a period of 24 months following the termination of his employment.

Employment Agreement with C. Frank Scott, III. Under the terms of the employment agreement with Mr. Scott, dated November 2, 2016, Mr. Scott is employed as President of the Bank. The term of the agreement commenced on April 1, 2017 and will expire on the third anniversary thereof, unless earlier terminated or extended as provided therein. The term will be extended for an additional year unless either party gives at least three months prior notice to the other prior to the end of the original term.

Mr. Scott receives an initial base salary of not less than $219,681 and may receive base salary increases and incentive, bonus compensation or other compensation in the amounts determined by the Board of Directors of the Bank. Mr. Scott also is eligible to participate in the Company’s long-term and short-term incentive plans and in cash and non-cash employee benefit plans and is provided with use of a bank-owned automobile and reimbursement for certain expenses.

Mr. Scott’s agreement also provides for the termination of his employment at any time by the Company for other than “Cause” or by Mr. Scott for “Good Reason” (as those terms are defined in his agreement). Upon termination under either of these circumstances and provided that Mr. Scott releases and waives his claims against the Company as provided in his agreement, Mr. Scott will be entitled to the following:

•	a monthly amount equal to one-twelfth of his annual base salary in each month for the remainder of the term of his agreement;

•	any bonus or other short-term incentive compensation earned, but not yet paid, for the year prior to the year in which his employment terminates; and

•

if Mr. Scott so elects, continued participation in Bay Banks’ group health and dental plans for the period in which payments are made above and payment by Bay Banks of its portion of premiums in effect at the date of termination.

If within one year after a “Change in Control” (as defined in his agreement), Mr. Scott’s employment is terminated without Cause or if he resigns for Good Reason, Mr. Scott will be entitled to receive a lump sum cash payment equal to two times the sum of his base salary and most recent annual bonus (in each case, as of the date of termination or, if greater, as of the Change in Control) and continued participation in benefit plans as described above for a period of two years.

Employment Agreement with Douglas F. Jenkins, Jr. Under the terms of the employment agreement with Mr. Jenkins, dated November 2, 2016, Mr. Jenkins is employed as Executive Vice President of the Company and Executive Vice President and Chief Banking Officer of the Bank. The term of Mr. Jenkins’s agreement commenced on November 2, 2016, was renewed on November 2, 2018 for a two-year term and will expire on such date, unless earlier terminated or extended as provided therein. The agreement automatically will renew for successive two year terms, unless either party gives at least three months prior notice to the other.

Mr. Jenkins receives a base salary of not less than $205,700 and may receive base salary increases and incentive, bonus compensation or other compensation in the amounts determined by the Board of Directors of the Bank. Mr. Jenkins also is eligible to participate in the Company’s long-term and short-term incentive plans and in cash and non-cash employee benefit plans and is provided with use of a bank-owned automobile and reimbursement for certain expenses.

Mr. Jenkins’s agreement also provides for the termination of his employment at any time by the Company for other than “Cause” or by Mr. Jenkins for “Good Reason” (as those terms are defined in his agreement). Upon termination under either of these circumstances and provided that Mr. Jenkins releases and waives his claims against the Company as provided in his agreement, Mr. Jenkins will be entitled to the following:

•

an amount equal to the greater of (i) a monthly amount equal to one-twelfth of his annual base salary in each month for the remainder of the term of his agreement, or (ii) a monthly amount equal to one-twelfth of his annual base salary for a period of one year;

•	any bonus or other short-term incentive compensation earned, but not yet paid, for the year prior to the year in which his employment terminates; and

•

if Mr. Jenkins so elects, continued participation in the Company’s group health and dental plans for the period in which payments are made above and payment by the Company of its portion of premiums in effect at the date of termination.

If within one year after a Change in Control (as defined in his agreement), Mr. Jenkins’s employment is terminated without Cause or if he resigns for Good Reason, Mr. Jenkins will be entitled to receive a lump sum cash payment equal to two times the sum of his base salary and most recent annual bonus (in each case, as of the date of termination or, if greater, as of the Change in Control) and continued participation in benefit plans as described above for a period of two years.

Mr. Jenkins also will be subject, in certain circumstances, to non-competition and non-solicitation restrictions for a period of 24 months following the termination of his employment.

Benefit Plans

Pension Plan. The Company has a non-contributory cash balance pension plan which was frozen effective December 31, 2012. Prior to that date, the account balance for each participant grew each year with annual pay credits based on age and years of service and monthly interest credits based on an amount established each year by the Company’s Board of Directors, subject to a minimum of 3% per the Internal Revenue Code. Pursuant to the terms of the cash balance pension plan, employees are 100% vested after three years of service. Once vested, the accumulated cash balance is available to the participant upon retirement, death or other termination of employment and is payable in various forms at the election of the participant, including as a lump sum. As of December 31, 2012, annual pay credits were discontinued, but each participant’s account balance will continue to grow based on monthly interest credits.

At December 31, 2018, the lump sum value of accrued benefit in this plan was $16,684 for Mr. Greene and $60,066 for Mr. Jenkins. Mr. Scott is not a participant in the pension plan.

401(k) Plan. The Company has a contributory 401(k) plan. In 2018, all salaried employees of the Company’s subsidiaries were eligible to participate beginning after two months of service. There is no age requirement. Participants can elect to defer between 1% and 90% of their base compensation, which will be contributed to the plan, providing the amount deferred does not exceed the federal dollar maximum election deferral for each year. The Company’s subsidiaries match 100% up to a 4% deferral. Employees become 100% vested in the subsidiary’s match after two years of service. Distributions to participants are made at death, retirement or other termination of employment in a lump sum payment. The plan permits certain in-service withdrawals. Normal retirement age is considered 65; early retirement is considered at 55 with 10 years of vested service; disability retirement has no age requirements but a service requirement of 10 years of vested service.

Employee Stock Ownership Plans. Prior to January 1, 2018, the Company had two employee stock ownership plans, one for legacy Bank of Lancaster and one for legacy Virginia Commonwealth Bank. As of January 1, 2018, the two plans were combined into one plan, the Bay Banks of Virginia, Inc. Employee Stock Ownership Plan (the “ESOP”).

Employees of the Company, including its subsidiaries, who have completed twelve months of service and who have attained the age of 21 years are eligible to participate in the ESOP. Contributions to the plan are at the discretion of the Company’s Board of Directors. Contributions are allocated proportionately based on the covered compensation of each participant compared to the aggregate covered compensation of all participants for the plan year. Allocations are limited to 25% of eligible participant compensation. Participant accounts are 20% vested after two years, 40% vested after three years, 60% vested after four years, 80% vested after five years and 100% vested after six years.

Deferred Compensation Plan. Messrs. Greene and Jenkins, in addition to certain other eligible executive officers, are entitled to participate in the Bay Banks of Virginia, Inc. Executive Deferred Compensation Plan. Pursuant to the nonqualified plan, eligible executive officers can defer up to 100% of base salary and/or bonus on an annual basis.

Amounts deferred pursuant to the plan can be invested in the Company’s common stock and various mutual funds, with the portfolio composition up to the discretion of the executive officer. Although the Company does not make matching contributions to the plan, it may elect to make contributions approved by the Compensation Committee and/or the Board of Directors. In 2018, the Company made discretionary contributions to the plan of $55,901 for Mr. Greene, $29,747 for Mr. Scott and $24,421 for Mr. Jenkins.

Amounts under the plan will be paid following a distributable event. A distributable event includes a specific date, termination of employment with the Company, retirement or a date based on the later of a combination of these dates. Distributions can be received either as a lump-sum payment or in substantially equal payments over a period of not more than 20 years.

PROPOSAL 2 – ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with SEC regulations, the Company is providing stockholders with an advisory (non-binding) vote on the compensation of the named executive officers as disclosed in this Proxy Statement. Such a proposal, commonly known as a “say-on-pay” proposal, gives stockholders the opportunity to endorse or not endorse the Company’s executive compensation programs and policies. At the Company’s 2013 Annual Meeting, the stockholders voted in favor of having an advisory (non-binding) vote on executive compensation every year. Accordingly, stockholders may vote on the following resolution at the Annual Meeting:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the Executive Compensation section of the Company’s 2019 Proxy Statement, including the compensation tables and related narrative disclosure in the 2019 Proxy Statement.”

The Company believes its compensation programs and policies are strongly aligned with the long-term interests of its stockholders. Because this vote is advisory, it will not be binding upon the Company’s Board of Directors or the Compensation Committee. However, the Board of Directors and the Compensation Committee will take into account the outcome of the vote when considering future executive compensation decisions.

The Board of Directors unanimously recommends that you vote for the approval, on an advisory basis, of Company’s executive compensation programs and policies, by voting FOR the approval of the above resolution.

PROPOSAL 3 – ADVISORY VOTE ON FREQUENCY OF FUTURE

ADVISORY VOTES ON EXECUTIVE COMPENSATION

In addition to the non-binding advisory vote regarding executive compensation, our stockholders also have the opportunity to vote, on an advisory basis, for their preference as to whether this advisory vote should be conducted every one, two, or three years in the future. This non-binding vote on “frequency” will be provided at least once every six years and was last considered by the Company’s stockholders at the Company’s 2013 Annual Meeting.

After careful consideration, our Board of Directors and Nominating and Governance Committee believe that conducting the “say-on-pay” advisory vote every year is appropriate for the Company because it allows stockholders to provide timely, direct input on the Company’s executive compensation philosophy, policies and practices as disclosed in the proxy statement each year. The Board of Directors and Nominating and Governance Committee believe that an annual vote is therefore consistent with the Company’s efforts to provide accountability and ongoing communication with our stockholders on executive compensation matters.

The Company recognizes that stockholders may have different views as to the best approach for the Company, and we look forward to hearing from our stockholders as to the frequency of an advisory vote on executive compensation. As with the advisory nature of the “say-on-pay” vote on executive compensation, the advisory vote on frequency of such voting is also non-binding on the Board of Directors and Nominating and Governance Committee. However, the Nominating and Governance Committee will give careful consideration to guidance expressed by the voting results of our stockholders.

The proxy card provides stockholders with the opportunity to choose among four options (rotating the vote every one, two or three years, or abstaining). The alternative receiving the greatest number of votes will be the frequency that stockholders approve.

The Board of Directors unanimously recommends that you vote for a ONE YEAR cycle of voting on future advisory votes on executive compensation.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of Bay Banks of Virginia, Inc. oversees the Company’s financial reporting process on behalf of the Board of Directors of the Company. The Audit Committee is elected by the Board of Directors of the Company. All members of the Audit Committee are independent of management. The Audit Committee operates under a written charter adopted by the Board of Directors and the Audit Committee.

While management has the primary responsibility for the quality and integrity of the Company’s financial statements and reporting processes, the Audit Committee provides assistance to management in fulfilling this responsibility. In its oversight responsibilities, the Audit Committee reviewed with management and the independent registered public accounting firm the audited financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2018, and discussed the quality and acceptability of the accounting principles, the reasonableness of significant judgments and the clarity of disclosure in the financial statements.

In addition, the Audit Committee obtained from the Company’s independent registered public accounting firm a formal written statement discussing any disclosed relationship or service which may impact the objectivity and independence of the independent registered public accounting firm, as required by Public Company Accounting Oversight Board Rule 3526 “Communication with Audit Committees Concerning Independence.” The Audit Committee also discussed with the independent registered public accounting firm all communications required by Public Company Accounting Oversight Board Auditing Standard 1301 “Communications with Audit Committees.”

The Audit Committee also monitored the internal audit functions of the Company including the independence and authority of its reporting obligation, the proposed audit plan for the coming year, and the adequacy of management response to internal audit findings and recommendations.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2018 for filing with the Securities and Exchange Commission.

Audit Committee
Bay Banks of Virginia, Inc.

C. Dwight Clarke, Chair
James P. VanLandingham
Richard A. Farmar, III
Lawrence N. Ashworth

PROPOSAL 4 – RATIFICATION OF INDEPENDENT AUDITORS

The Company’s Board of Directors has appointed the firm of DHG as independent registered public accountants to audit the consolidated financial statements of the Company for the fiscal year ending December 31, 2019.

DHG audited the financial statements included in the Company’s Annual Report on Form 10-K for the years ended December 31, 2018 and 2017. Representatives of DHG are expected to be present at the Annual Meeting, will have an opportunity to make a statement, if they desire to do so, and are expected to be available to respond to appropriate questions from stockholders.

Although the Company’s Bylaws do not require stockholder ratification or other approval of the retention of the Company’s independent registered public accounting firm, as a matter of good corporate governance, the Board of Directors is requesting that the stockholders ratify the appointment of DHG as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019.

The Board of Directors unanimously recommends that you vote for the approval of the ratification of the appointment of DHG as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES

The following table presents aggregate fees paid or to be paid by the Company and the Bank for professional services rendered by DHG for 2018 and 2017. Audit fees include audit and review services, consents and review of documents filed with the SEC. Audit-related fees consist of research and consultation concerning financial accounting and reporting standards and audits of the Company’s benefit plans. Tax fees include preparation of federal and state tax returns and consultation regarding tax compliance issues.

Fees to DHG in 2018 and 2017

	Fiscal 2018	Fiscal 2017
Audit Fees	$262,500	$472,434
Audit-related Fees	24,852	27,593
Tax Fees	29,625	14,250
All Other Fees	—	—

Total Fees	$316,977	$514,277

The Audit Committee pre-approves all audit, audit related and tax services on an annual basis, and in addition, authorizes individual engagements that exceed pre-established thresholds. Any additional engagement that falls below the pre-established thresholds must be reported by management at the Audit Committee meeting immediately following the initiation of such an engagement.

INTEREST OF DIRECTORS AND OFFICERS IN CERTAIN TRANSACTIONS

Some of the Company’s directors, executive officers and members of their immediate families, and corporations, partnerships and other entities, of which such persons are officers, directors, partners, trustees, executors or beneficiaries, are customers of the Bank. All loans and loan commitments to them were originated in the ordinary course of business, upon substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and, other than as set forth below, do not involve more than normal risk of collectibility or present other unfavorable features. It is the policy of the Bank to provide loans to officers who are not executive officers and to employees at more favorable rates than those prevailing at the time for comparable transactions with other persons. These loans do not involve more than the normal risk of collectibility or present other unfavorable features.

The Company and the Bank occasionally purchase insurance products through B. H. Baird Insurance Agency (“Baird”). Richard A. Farmar, III, a director of the Company and the Bank, is President of Baird.

The law firm of Dunton, Simmons & Dunton serves as legal counsel to the Company and the Bank. Mr. John C. Hodges, a director nominee of the Company and a director of the Bank, is a partner in the firm.

In 2017, the Bank outsourced certain information technology services and equipment from Compass Information Services, LLC (“Compass”), of which C. Frank Scott, IV, the Chairman’s son, is the owner.    During 2017, the Bank paid $360,662, including pass-through of independent contractors to manage information technology projects, to Compass.

The Company has not adopted a formal policy that covers the review and approval of related person transactions by the Company’s Board of Directors. The Board of Directors reviews all proposed related party transactions for approval. During such a review, the Board of Directors will consider, among other things, the related person’s relationship to the Company, the facts and circumstances of the proposed transaction, the aggregate dollar amount of the transaction, the related person’s relationship to the transaction and any other material information.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Pursuant to Section 16(a) of the Securities Exchange Act of 1934, directors and executive officers of the Company are required to file reports with the SEC indicating their holdings of and transactions in the Company’s common stock. Based upon a review of filings with the SEC and written representation that no other reports were required, the Company believes that all of its directors and executive officers were in compliance with the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934 during 2018, except for one late filing reporting one transaction for Ramsey K. Hamadi.

OTHER MATTERS

Management knows of no other business to be brought before the Annual Meeting. Should any other business properly be presented for action at the meeting, the shares represented by the enclosed proxy shall be voted by the persons named therein in accordance with their best judgment and in the best interests of the Company.

STOCKHOLDER PROPOSALS

The Company’s Bylaws provide that, in addition to any other applicable requirements, for business (including stockholder nominations of director candidates) to be properly brought before an annual meeting by a stockholder, the stockholder must give timely notice in writing to the Secretary of the Company no later than 120 days before the anniversary date of the immediately preceding annual meeting. As to each matter, the notice must comply with certain informational requirements set forth in the Bylaws. These requirements are separate and apart from and in addition to the SEC’s requirements that a stockholder must meet to have a proposal included in the Company’s proxy materials. In order for a stockholder proposal to be considered for inclusion in the Company’s proxy materials relating to the 2020 Annual Meeting of Stockholders pursuant to applicable SEC rules, the Secretary of the Company must receive such proposal no later than December 10, 2019. Stockholder proposals should be addressed to Corporate Secretary, Pamela A. Varnier, Bay Banks of Virginia, Inc., 1801 Bayberry Court, Suite 101, Richmond, Virginia 23226.

Stockholder Communications

The Company has a process whereby stockholders can contact the Company’s directorship. Corporate stockholder contact information is available on the Company’s website at www.baybanks.com.

ANNUAL REPORT ON FORM 10-K

A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, excluding exhibits, as filed with the SEC can be obtained without charge by writing to Randal R. Greene, President and Chief Executive Officer, Bay Banks of Virginia, Inc., 1801 Bayberry Court, Suite 101, Richmond, Virginia 23226. This information may also be accessed, without charge, by visiting either the Company’s website at www.baybanks.com or the SEC’s website at www.sec.gov. The information on the Company’s website is not a part of this Proxy Statement.

EXHIBIT A

NOMINATING AND GOVERNANCE COMMITTEE CHARTER

FUNCTION

The purpose of the Nominating and Governance Committee (the “Committee”) of the Board of Directors (the “Board”) of Bay Banks of Virginia, Inc. (the “Company”) is to advise the Board on the composition, organization, and effectiveness of the Board and its committees and on other issues relating to the Company’s corporate governance and to carry out such other responsibilities delegated by the Board relating to the Company’s director nominations process, corporate governance and any related matters required by the federal securities laws.

MEMBERSHIP

The Committee shall consist of three or more members of the Board, each of whom the Board has determined is “independent” under the rules and listing standards of the Nasdaq Stock Market and all other applicable laws, rules and regulations governing director independence. The members of the Committee shall be appointed by the Board. Members of the Committee shall serve at the pleasure of the Board and for such term or terms as the Board may determine or until earlier resignation or death.

MEETINGS AND PROCEDURES

The Board shall designate one member of the Committee as its Chair. The Committee shall meet at least four times a year at such times and places as it deems necessary to fulfill its obligations. The Committee is governed by the same rules regarding meetings (including meetings in person or by telephone), actions taken without meetings, notice, waiver of notice, quorum, and voting and approval requirements as are applicable to the Board.

The Committee may request that any director, officer or employee of the Company, or other person whose advice and counsel are sought by the Committee, attend any meeting of the Committee to provide such pertinent information as the Committee requests. The Committee shall report regularly to the Board regarding its actions, make recommendations to the Board as appropriate and keep written minutes of its meetings, which minutes shall be maintained with the books and records of the Company.

DUTIES AND RESPONSIBILITIES

The Committee shall have the following duties and responsibilities:

1.	Determine the qualifications, qualities, skills, expertise and other criteria required for selection of Board members, the Chairman of the Board, and Board committee members;

2.	Identify individuals qualified to become or be re-elected as Board members consistent with the criteria determined by the Committee, and consider candidates recommended by the Company’s shareholders;

3.

Recommend nominees to the Board for election by the shareholders or appointment by the Board, as the case may be, pursuant to the organizational documents of the Company and any applicable laws, regulations or rules;

4.

Review director independence standards of the Board and, if applicable, develop and recommend to the Board for approval independence standards in addition to those required by Nasdaq for determining whether a director has a relationship with the Company that would impair its independence;

5.

Evaluate from time to time the Board and its committees, including the composition, organization and size of the Board and its committees, establish policies and procedures regarding the performance evaluation of the Board, and lead the Board in an annual self-evaluation;

6.	Recommend to the Board of Directors of any subsidiary of the Company nominees for directors;

7.	Review any director resignation and evaluate and recommend to the Board an appropriate course of action upon such resignation;

8.

Make recommendations to the Board regarding the size and composition of each standing committee of the Board, including the identification of individuals qualified to serve as members of a committee, including the Committee, and to recommend individual directors to fill any vacancy that might occur on a committee, including the Committee;

9.

Review all shareholder proposals submitted to the Company (including any proposal relating to the nomination of a member of the Board) and the timeliness of the submission thereof and recommend to the Board appropriate action on each such proposal;

10.

Develop and review periodically the corporate governance guidelines recommended by the Committee and adopted by the Board to assure that they are appropriate for the Company and comply with the requirements of any applicable laws, regulations or rules, and to recommend any desirable changes to the Board;

11.

Oversee the Company’s corporate governance practices and procedures, including identifying best practices and reviewing and recommending to the Board for approval any changes to the documents, policies or procedures in the Company’s corporate governance framework, including its Articles of Incorporation and Bylaws;

12.	Develop and oversee a Company orientation program for new directors and a continuing education program for current directors, periodically review these programs and update them as necessary;

13.

Assist management in the preparation of public disclosure of the Company’s corporate governance practices, including information regarding director independence, the director nominations process, and the operations of the Committee and other Board committees, in the Company’s annual proxy statement and other documents filed with the Securities and Exchange Commission;

14.	Develop with management and recommend to the Board appropriate management succession plans, and periodically review such succession plans;

15.	Consider any other corporate governance issues that arise from time to time, and to develop appropriate recommendations for the Board;

16.	Review this Charter at least annually and recommend any proposed changes to the Board for approval; and

17.	Perform such other duties as may be delegated to or required of the Committee from time to time by resolution of the Board.

DELEGATION TO SUBCOMMITTEE

The Committee may, in its discretion, delegate all or a portion of its duties and responsibilities to one or more subcommittees of the Committee.

PERFORMANCE EVALUATION

The Committee shall prepare and review with the Board an annual performance evaluation of the Committee. The performance evaluation by the Committee shall be conducted in such manner as the Committee deems appropriate.

RESOURCES AND AUTHORITY

The Committee shall have the resources and authority appropriate to discharge its duties and responsibilities, including the authority to select, retain, terminate and approve the fees and other retention terms of legal counsel and other experts or consultants as it deems appropriate, without seeking approval of the Board or management. With respect to consultants or search firms used to identify director candidates, the authority shall be vested solely in the Committee.

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

Vote by Internet or Telephone – QUICK ««« EASY

IMMEDIATE – 24 Hours a Day, 7 Days a Week or by Mail

BAY BANKS OF VIRGINIA, INC.	Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Votes submitted electronically over the Internet or by telephone must be received by 11:59 p.m., Eastern Time, on May 19, 2019.

INTERNET/MOBILE — www.cstproxyvote.com Use the Internet to vote your proxy. Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

PHONE – 1 (866) 894-0536 Use a touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY OR BY PHONE.	MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

▲ FOLD HERE ● DO NOT SEPARATE ● INSERT IN ENVELOPE PROVIDED ▲
Please mark your votes like this

PROXY

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS INDICATED, OR IF NO DIRECTION IS INDICATED, WILL BE
VOTED “FOR” ALL NOMINEES LISTED IN PROPOSAL 1, “FOR” PROPOSALS 2 AND 4, AND FOR “1 YEAR” ON PROPOSAL 3.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE NOMINEES LISTED IN PROPOSAL 1, “FOR” PROPOSALS 2 AND 4, AND FOR “1 YEAR” ON PROPOSAL 3.

1.  To elect four (4) Class III directors to serve until the 2022 meeting, two (2) Class II directors to serve until the 2021 meeting and one (1) Class I director to serve until the 2020 meeting.

Class III

			2. To approve, on a non-binding advisory basis, the Company’s named executive officer compensation as described in the Company’s 2019 proxy statement.	FOR ☐	AGAINST ☐	ABSTAIN ☐

(1) Elizabeth H. Crowther (2) C. Dwight Clarke (3) Vance H. Spilman (4) D. Kyle Woolfolk, Jr. Class II (5) Randolph N. Reynolds, Jr. (6) James P. VanLandingham Class I (7) John C. Hodges	FOR all Nominees listed to the left ☐	WITHHOLD AUTHORITY to vote (except as marked to the contrary for all nominees listed to the left) ☐

3.  To approve, on a non-binding advisory basis, the frequency with which the Company will hold a stockholder vote to approve the Company’s named executive officer compensation in the future.

4.  To ratify the appointment of Dixon Hughes Goodman LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2019.

			1 Year ☐	2 Years ☐ FOR ☐	3 Years ☐ AGAINST ☐	ABSTAIN ☐ ABSTAIN ☐

CONTROL NUMBER
(Instruction: To withhold authority to vote for any individual nominee, strike a line through that nominee’s name in the list above)

Signature______________________________ Signature, if held jointly_________________________________________ Date_________________________, 2019

Note: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, guardian or corporate officer, please give title as such.

Important Notice Regarding the Availability of Proxy Materials for

the Annual Meeting of Stockholders to be held May 20, 2019

The proxy statement and our 2018 Annual Report on Form 10-K

are available at http://www.baybanks.com.

▲ FOLD HERE ● DO NOT SEPARATE ● INSERT IN ENVELOPE PROVIDED ▲

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

BAY BANKS OF VIRGINIA, INC.

The undersigned appoints Randal R. Greene and C. Frank Scott, III, and each of them, as proxies, each with the power to appoint his substitute, and authorizes each of them to represent and to vote, as designated on the reverse hereof, all of the shares of common stock of Bay Banks of Virginia, Inc. held of record by the undersigned at the close of business on March 25, 2019 at the Annual Meeting of Stockholders of Bay Banks of Virginia, Inc. to be held on May 20, 2019, or at any adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS INDICATED. IF NO CONTRARY INDICATION IS MADE, THE PROXY WILL BE VOTED IN FAVOR OF ELECTING THE NOMINEES TO THE BOARD OF DIRECTORS LISTED IN PROPOSAL 1, IN FAVOR OF PROPOSALS 2 AND 4, AND FOR “ONE YEAR” ON PROPOSAL 3, AND IN ACCORDANCE WITH THE BEST JUDGMENT OF THE PERSONS NAMED AS PROXY HEREIN ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

(Continued, and to be marked, dated and signed, on the other side)